MEAD JOHNSON NUTRITION REPORTS SECOND QUARTER AND FIRST HALF 2016 RESULTS;
REAFFIRMS 2016 EPS GUIDANCE;
ANNOUNCES AN EXPANSION OF COST PRODUCTIVITY PROGRAM

GLENVIEW, Ill., July 28, 2016 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and six months ended June 30, 2016.

Highlights are as follows:

•
Gross sales were 5% below the prior year quarter on a reported basis and flat on a constant dollar(1) basis. Net sales were 9% below the prior year quarter on a reported basis and 4% below on a constant dollar basis. Adverse foreign currency, new product testing standards for imported goods in China, and an increase in trade investments in China all reduced net sales in the current quarter.

•
Selling, general and administrative expenses in the second quarter decreased 10% compared to the prior year quarter. Excluding Specified Items and the impact of foreign exchange, non-GAAP(1) selling, general and administrative expenses were down 9% compared to the prior year quarter as a result of the company's Fuel for Growth program.

•
Additional savings opportunities of $60 million have been identified within Fuel for Growth, resulting in expected total cost savings of approximately $180 million by 2018. The program is ahead of schedule and is now expected to deliver approximately $75 to $80 million of savings in 2016.

•	Earnings before Interest and Income Taxes (EBIT) was 6% below the prior year quarter. Excluding Specified Items and the impact of foreign exchange, non-GAAP EBIT was 10% above the prior year quarter.

•
Earnings per Share (EPS) for the second quarter was $0.83. Excluding Specified Items, non-GAAP EPS was $0.88. EPS for the six months ending June 30, 2016 was $1.21. Excluding Specified Items, non-GAAP EPS was $1.75.

•
The company has revised its net sales outlook and now expects full year net sales of 5% to 7% below the prior year on a reported basis and 0% to 2% below the prior year on a constant dollar basis. The revision is driven by increased customs processes at border points in China, lower-than-expected U.S. market share in the first half of the year, as well as increased trade investments in China.

•
The company reaffirms 2016 GAAP EPS guidance of $2.91 to $3.03 as improved gross margin and lower operating costs are expected to offset the impact of lower sales. GAAP EPS guidance is likely to be impacted by potentially significant future mark-to-market pension adjustments which cannot be estimated and are classified as a Specified Item. The company reaffirms non-GAAP EPS guidance of $3.48 to $3.60. Specified Items include charges related to Fuel for Growth and our Venezuela business. This guidance includes an estimated adverse impact of currency exchange rates, which is now expected to be approximately $0.35 per share.

"As we move through this year, I am pleased that we continue to deliver against our profit objectives despite a challenging global operating environment," said Kasper Jakobsen, Chief Executive Officer.  "We are making good progress with our portfolio and channel transformation in China despite near-term challenges. We are aligning the organization behind more ambitious operating cost reductions in support of both our growth and value creation strategies."

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and are reconciled in the tables in the body of this earnings release and in the schedules titled “Reconciliation of non-GAAP to GAAP Results.” Non-GAAP results exclude Specified Items. For a description of Specified Items and a reconciliation of non-GAAP to GAAP, see the schedules titled “Reconciliation of non-GAAP to GAAP Results.”

Second Quarter 2016
(Dollars in Millions)
(UNAUDITED)

	Three Months Ended June 30,				% Change		% Change Due to
Net Sales	2016	% of Total	2015	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$456.2	48%	$513.2	50%	(11)%	(7)%	(5)%	(2)%	(4)%
Latin America	166.5	18%	198.4	19%	(16)%	(3)%	(12)%	9%	(13)%
North America/Europe	318.8	34%	320.8	31%	(1)%	—%	(1)%	1%	(1)%
Net Sales	$941.5	100%	$1,032.4	100%	(9)%	(4)%	(5)%	1%	(5)%

•
In Asia, sales were 11% below the prior year quarter on a reported basis. Sales were negatively impacted by adverse foreign currency translation, mainly in China. On a constant dollar basis, sales were 7% below the prior year quarter, primarily driven by an increase in trade investments in China, a portion of which were reallocated from advertising and promotion spending. Additional impacts to sales included new product testing for imported goods in China towards the end of the second quarter and market share losses on our mid-priced children's products in the Philippines.

•
In Latin America, sales were 16% below the prior year quarter on a reported basis. On a constant dollar basis, net sales were 3% below the prior year quarter. The segment was negatively impacted by adverse currency translation, mainly in Mexico and Argentina. Momentum in Mexico and Colombia did not fully offset macroeconomic challenges in Brazil, Venezuela and Argentina. Excluding the impact of suspended shipments into Venezuela, constant dollar sales increased by 4%. Price increases taken in 2016 in key markets across the segment offset a substantial portion of the adverse foreign exchange impact across the segment.

•
In North America/Europe, sales were 1% below the prior year quarter on a reported basis and were flat on a constant dollar basis. In the U.S., the company experienced lower-than-expected market share, which was partially offset by market share gains in both infant and children's products in Canada.

	Three Months Ended June 30,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2016	% of Sales	2015	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$137.0	30%	$156.4	30%	(12)%	(4)%	(8)%
Latin America	36.2	22%	44.8	23%	(19)%	(7)%	(12)%
North America/Europe	99.2	31%	85.3	27%	16%	21%	(5)%
Corporate and Other (a)	(58.0)		(57.3)		(1)%
GAAP EBIT	214.4	23%	229.2	22%	(6)%	—%	(6)%
Non-GAAP EBIT	$230.2		$222.0		4%	10%	(6)%

(a) All Specified Items are included in Corporate and Other.

•
EBIT was 6% below the prior year quarter on a reported basis. Excluding pension remeasurement charges of $13 million in 2016 compared to gains of approximately $2 million in 2015, non-GAAP EBIT on a constant dollar basis was 10% above the prior year quarter. A 90 basis point reduction in gross margin was driven by the pension remeasurement charge and adverse foreign exchange. Excluding these impacts, non-GAAP gross margin increased 120 basis points due to lower dairy input costs. Fuel for Growth resulted in approximately $29 million in lower operating expenses in 2016 compared to the prior year quarter.

•
In Asia, EBIT decreased 12% on a reported basis and 4% on a constant dollar basis when compared to the prior year quarter. The decrease in EBIT was primarily due to adverse foreign exchange. Lower sales were partially offset by lower dairy input costs and lower operating expenses.

•
In Latin America, EBIT decreased 19% on a reported basis and 7% on a constant dollar basis when compared to the prior year quarter. Foreign currency had an adverse impact on EBIT, primarily due to the Mexican Peso. Lower operating expenses, driven by lower advertising and promotion expenses and cost savings, partially offset the decline in sales.

•
In North America/Europe, EBIT increased 16% on a reported basis and 21% on a constant dollar basis when compared to the prior year quarter. Gross margin improvements and reduced operating expenses drove the increase in EBIT despite a reduction in sales.

•
Corporate and Other expenses were 1% lower compared to the prior year quarter, which includes Specified Items, most notably the pension remeasurement charge. Excluding the impact of Specified Items, Corporate and Other expenses were 35% lower than the prior year quarter due to savings from Fuel for Growth.

Six Months 2016
(Dollars in Millions)
(UNAUDITED)

	Six Months Ended June 30,				% Change		% Change Due to
Net Sales	2016	% of Total	2015	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$956.8	50%	$1,094.2	51%	(13)%	(9)%	(8)%	(1)%	(4)%
Latin America	326.8	17%	402.8	19%	(19)%	(4)%	(12)%	8%	(15)%
North America/Europe	620.0	33%	629.8	30%	(2)%	(1)%	(1)%	—%	(1)%
Net Sales	$1,903.6	100%	$2,126.8	100%	(10)%	(5)%	(6)%	1%	(5)%

•
In Asia, sales were 13% below the prior year period on a reported basis. Sales were negatively impacted by adverse foreign currency translation, mainly in China. Sales were 9% below the prior year quarter on a constant dollar basis due to a shift in consumer preferences towards imported products, increased customs processes at border points in China, and market share losses in mid-priced children's products in the Philippines.

•
In Latin America, sales were 19% below the prior year period on a reported basis. On a constant dollar basis, net sales were 4% below the prior year. The segment was negatively impacted by adverse currency translation, mainly in Mexico and Argentina. Excluding the impact of suspended shipments into Venezuela, constant dollar sales increased 6%. Price increases taken in 2016 in key markets across the segment offset a substantial portion of the adverse foreign exchange impact across the segment.

•
In North America/Europe, sales decreased slightly on a reported and constant dollar basis compared to the prior year period. In the U.S., the company experienced increased competitive activities, which were partially offset by strong growth and market share gains in Canada driven by both infant and children's products.

	Six Months Ended June 30,				% Change		% Change Due to
Earnings Before Interest and Income Taxes (EBIT)	2016	% of Sales	2015	% of Sales	Reported	Constant Dollar	Foreign Exchange
Asia	$306.1	32%	$387.9	35%	(21)%	(15)%	(6)%
Latin America	77.0	24%	102.1	25%	(25)%	(9)%	(16)%
North America/Europe	181.2	29%	163.6	26%	11%	15%	(4)%
Corporate and Other (a)	(199.8)		(139.2)		(44)%
EBIT	364.5	19%	514.4	24%	(29)%	(21)%	(8)%
Non-GAAP EBIT	$474.5		$522.2		(9)%	(1)%	(8)%

(a) All Specified Items are included in Corporate and Other.

•
EBIT declined 29% in the first half of 2016 compared to the prior year period. EBIT in 2016 includes $78 million of charges related to the Venezuela business and $19 million of pension remeasurement losses as well as adverse foreign exchange. Excluding the impact of Specified Items and the impact of foreign exchange, non-GAAP EBIT declined 1%. Reduced gross profit from lower sales was partially offset by lower operating expenses. Fuel for Growth resulted in a $47 million reduction in operating expenses.

•
In Asia, EBIT decreased 21% on a reported basis and 15% on a constant dollar basis when compared to the prior year period. Adverse foreign exchange impacts were driven mainly by China. EBIT was further impacted by lower sales and increased brand investments to support newly launched products in China.

•
In Latin America, EBIT decreased 25% on a reported basis and 9% on a constant dollar basis when compared to the prior year period, with the Venezuela business driving a 19% reduction in the segment. Lower sales were partially offset by strong performance in Mexico, cost savings initiatives and lower advertising and promotion, all of which benefited EBIT in the period.

•
In North America/Europe, EBIT increased 11% on a reported basis compared to the prior year period. Despite lower sales, EBIT increased due to lower dairy costs. Reduced advertising and promotion expenses and savings from Fuel for Growth also contributed to the improvement in EBIT.

•
Corporate and Other expenses were 44% higher on a reported basis compared to the prior year period primarily due to the long-lived asset impairment and devaluation charges related to the Venezuela business during the first quarter of 2016, as well as Fuel for Growth and pension mark-to-market charges. Excluding the impact of these Specified Items, Corporate and Other expenses improved 32% due to savings from Fuel for Growth.

Cash Flow Items and Liquidity

•
Cash and cash equivalents were $1,716.0 million at June 30, 2016 compared to $1,701.4 million at December 31, 2015. The company's net debt was $1,309.7 million at June 30, 2016, consisting of debt of $3,025.7 million less cash and cash equivalents. Cash was negatively impacted in the six months ended June 30, 2016 by $32 million of foreign currency devaluation, primarily in Venezuela.

•
Cash generated from operating activities was $276.1 million for the six months ended June 30, 2016 compared to $456.5 million in the prior year period. Cash flows from operating activities were negatively impacted in the current year by $94 million of other working capital increases, higher trade investments and interest payments.

•
Cash used in investing activities included capital expenditures of $80.8 million for the first six months of 2016. This included investments in capacity expansion for manufacturing facilities in the U.S. and Europe.

•
Cash used in financing activities was $148.9 million for the six months ended June 30, 2016 compared to $181.6 million in the prior year period. Activities in the current year and the prior year were primarily related to dividend payments which were lower in the current year due to the retirement of shares repurchased under the Accelerated Repurchase Agreement ("ASR"). The prior year period included cash paid to acquire an incremental 10% of the company's business in Argentina.

•
Interest expense, net, for the six months ended June 30, 2016 was $52.6 million, an increase from $27.7 million in the prior year period due to the incremental interest on the long-term debt issued in November 2015, partially offset by the impact of related interest rate swaps.

•
On June 30, 2016, the company received 2.1 million shares to settle the ASR, bringing the total delivery of shares under this program to 12.8 million. The ASR was entered into in October 2015 and reflected a total purchase of $1 billion of shares of the company's stock. The average price paid per share under the ASR was $78.05.

Outlook for 2016

The company has revised its net sales outlook and now expects full year net sales of 5% to 7% below the prior year on a reported basis and 0% to 2% below the prior year on a constant dollar basis. The revision is driven by increased customs processes at border points in China, lower-than-expected U.S. market share in the first half of the year, as well as increased trade investments in China.

The company reaffirms 2016 GAAP EPS guidance of $2.91 to $3.03 as improved gross margin and lower operating costs are expected to offset the impact of lower sales. GAAP EPS guidance is likely to be impacted by potentially significant future mark-to-market pension adjustments which cannot be estimated and are classified as a Specified Item. The company reaffirms non-GAAP EPS guidance of $3.48 to $3.60. Specified Items include charges related to Fuel for Growth and our Venezuela business. This guidance includes an estimated adverse impact of current exchange rates, which is now expected to be approximately $0.35 per share.

"We remain squarely focused on restoring topline growth as we move into the second half of the year," said Mr. Jakobsen. "Expected progress against the newly announced, more ambitious cost reduction target will help fund the investments we need to make and protect our value creation.  Despite a challenging external environment, I am excited about the opportunities in front of us, and I remain confident in our ability to deliver against the strategy we communicated to investors late last year."

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. U.S. Central Time, during which company executives will review the financial results for the second quarter and first half of 2016. The call will be broadcast with accompanying slides over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call 877-359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through 11:00 p.m. U.S. Central Time Sunday, September 11, 2016, by calling 855-859-2056, or outside of North America by calling +1-404-537-3406, passcode: 43193043. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC(2); (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

(2) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
NET SALES	$941.5	$1,032.4	$1,903.6	$2,126.8
Cost of Products Sold	333.2	356.4	680.8	749.9
GROSS PROFIT	608.3	676.0	1,222.8	1,376.9
Operating Expenses:
Selling, General and Administrative	206.7	230.2	405.6	463.4
Advertising and Promotion	166.0	190.2	317.8	334.6
Research and Development	26.4	27.7	51.8	53.6
Other (Income)/Expenses—net	(5.2)	(1.3)	83.1	10.9
EARNINGS BEFORE INTEREST AND INCOME TAXES	214.4	229.2	364.5	514.4

Interest Expense—net	26.4	13.9	52.6	27.7
EARNINGS BEFORE INCOME TAXES	188.0	215.3	311.9	486.7

Provision for Income Taxes	32.2	52.7	79.4	117.0
NET EARNINGS	155.8	162.6	232.5	369.7
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	0.7	(0.3)	4.7	(0.6)
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$155.1	$162.9	$227.8	$370.3

Earnings per Share(a)– Basic
Net Earnings Attributable to Shareholders	$0.83	$0.80	$1.22	$1.83
Earnings per Share(a)– Diluted
Net Earnings Attributable to Shareholders	$0.83	$0.80	$1.21	$1.82

Weighted Average Shares—Diluted	187.0	203.1	186.9	203.1
Dividends Declared per Share	$0.4125	$0.4125	$0.8250	$0.8250

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders. Net earnings has been reduced by dividends and undistributed earnings attributable to unvested share based incentive plan awards. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,716.0	$1,701.4
Receivables—net of allowances of $5.3 and $5.4, respectively	359.5	342.5
Inventories	465.8	484.9
Income Taxes Receivable	13.0	13.2
Prepaid Expenses and Other Assets	65.6	60.4
Total Current Assets	2,619.9	2,602.4
Property, Plant and Equipment—net	925.4	964.0
Goodwill	115.8	126.0
Other Intangible Assets—net	48.9	54.9
Deferred Income Taxes—net of valuation allowance	142.3	118.5
Other Assets	176.3	132.3
TOTAL	$4,028.6	$3,998.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$3.8	$3.0
Accounts Payable	456.3	481.5
Dividends Payable	77.6	77.8
Accrued Expenses	193.6	213.0
Accrued Rebates and Returns	396.7	376.8
Deferred Income	10.3	35.5
Income Taxes Payable	22.2	65.7
Total Current Liabilities	1,160.5	1,253.3
Long-Term Debt	3,021.9	2,981.0
Deferred Income Taxes	6.1	8.7
Pension and Other Post-employment Liabilities	149.4	132.4
Other Liabilities	210.1	215.2
Total Liabilities	4,548.0	4,590.6
COMMITMENTS AND CONTINGENCIES

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 189.6 and 191.4 issued, respectively	1.9	1.9
Additional Paid-in/(Distributed) Capital	(537.1)	(564.2)
Retained Earnings	709.8	640.4
Treasury Stock—at cost	(362.6)	(362.6)
Accumulated Other Comprehensive Loss	(374.1)	(347.8)
Total Shareholders’ Equity/(Deficit)	(562.1)	(632.3)
Noncontrolling Interests	42.7	39.8
Total Equity/(Deficit)	(519.4)	(592.5)
TOTAL	$4,028.6	$3,998.1

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$232.5	$369.7
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	49.3	48.8
Impairment of Long-Lived Assets	45.9	—
Other	38.4	26.3
Changes in Assets and Liabilities	(88.1)	14.2
Pension and Other Post-employment Benefit Contributions	(1.9)	(2.5)
Net Cash Provided by Operating Activities	276.1	456.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(80.8)	(80.0)
Proceeds from Sale of Property, Plant and Equipment	0.2	0.4
Net Cash Used in Investing Activities	(80.6)	(79.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	1.3	1.0
Repayments of Short-term Borrowings	(0.2)	(4.0)
Debt Issuance Costs	(0.1)	—
Payments of Dividends	(154.8)	(159.8)
Stock-based Compensation related Proceeds and Excess Tax Benefits	9.6	19.7
Stock-based Compensation Tax Withholdings	(3.8)	(10.3)
Purchase of Redeemable Shares	—	(5.1)
Purchase of Trading Securities	—	(16.2)
Distributions to Noncontrolling Interests	(0.9)	(6.9)
Net Cash Used in Financing Activities	(148.9)	(181.6)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(32.0)	(17.9)
NET INCREASE IN CASH AND CASH EQUIVALENTS	14.6	177.4
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,701.4	1,297.7
End of Period	$1,716.0	$1,475.1

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

This news release contains non-GAAP financial measures, each of which is listed in the tables below. The items included in GAAP measures, but excluded for the purpose of determining the non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect and, at times, the impact of foreign exchange. The non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance and ability to compare the company’s performance to that of its peer companies. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow below.

Constant Dollar
Certain measures in this release are presented excluding the impact of foreign currency exchange (constant dollar). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. The company believes that these constant dollar measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets. The primary currencies which impact the company are: the Chinese renminbi, the Hong Kong dollar, the Mexican peso and the Philippine peso.

Specified Items
Non-GAAP measures presented within this release exclude Specified Items. The company considers Specified Items to be significant income/expense items as not indicative of underlying operating results, including the related tax effect.

Mead Johnson Nutrition Company
Financial Information (UNAUDITED)
Reconciliation of Non-GAAP to GAAP Results

Constant dollar consolidated gross sales

	Three Months Ended June 30,		% Change
Gross Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar
Total gross sales	$1,304.3	$1,366.2	(5)%	(5)%	—%

Constant dollar net sales

	Three Months Ended June 30,		% Change
Net Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar	Impact of Venezuela	Excluding Venezuela
Asia	$456.2	$513.2	(11)%	(4)%	(7)%
Latin America	166.5	198.4	(16)%	(13)%	(3)%	(7)%	4%
North America/Europe	318.8	320.8	(1)%	(1)%	—%
Net Sales	$941.5	$1,032.4	(9)%	(5)%	(4)%	(1)%	(3)%

	Six Months Ended June 30,		% Change
Net Sales	2016	2015	Reported	Foreign Exchange	Constant Dollar	Impact of Venezuela	Excluding Venezuela
Asia	$956.8	$1,094.2	(13)%	(4)%	(9)%
Latin America	326.8	402.8	(19)%	(15)%	(4)%	(10)%	6%
North America/Europe	620.0	629.8	(2)%	(1)%	(1)%
Net Sales	$1,903.6	$2,126.8	(10)%	(5)%	(5)%	(1)%	(4)%

Non-GAAP constant dollar gross margin

	Three Months Ended June 30,					Six Months Ended June 30,
	2016		2015			2016		2015
	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Change	Gross Profit	Gross Margin	Gross Profit	Gross Margin	Change
GAAP Gross Profit and Gross Margin	$608.3	64.6%	$676.0	65.5%	(90 bps)	$1,222.8	64.2%	$1,376.9	64.7%	(50 bps)
Pension Remeasurement (a)	4.5	0.5%	(0.5)	(0.1)%		6.6	0.3%	(0.5)	—%
Foreign currency impact	45.2	1.5%				89.7	0.9%
Non-GAAP Constant Dollar Gross Profit and Gross Margin	$658.0	66.6%	$675.5	65.4%	120 bps	$1,319.1	65.5%	$1,376.4	64.7%	80 bps
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Non-GAAP constant dollar selling, general and administrative expenses

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
GAAP SG&A	$206.7	$230.2	(10)%	$405.6	$463.4	(12)%
Pension Remeasurement (a)	(7.3)	0.8		(10.7)	0.8
All Other (e)	—	(0.5)		—	(1.3)
Foreign currency impact	9.5			22.3
Non-GAAP Constant Dollar SG&A	$208.9	$230.5	(9)%	$417.2	$462.9	(10)%

Constant dollar segment EBIT

	Three Months Ended June 30,		% Change
Earnings Before Interest and Income Taxes (EBIT)	2016	2015	Reported	Foreign Exchange	Constant Dollar
Asia	$137.0	$156.4	(12)%	(8)%	(4)%
Latin America	36.2	44.8	(19)%	(12)%	(7)%
North America/Europe	99.2	85.3	16%	(5)%	21%

	Six Months Ended June 30,		% Change
Earnings Before Interest and Income Taxes (EBIT)	2016	2015	Reported	Foreign Exchange	Constant Dollar
Asia	$306.1	$387.9	(21)%	(6)%	(15)%
Latin America	77.0	102.1	(25)%	(16)%	(9)%
North America/Europe	181.2	163.6	11%	(4)%	15%

Non-GAAP Corporate and other EBIT

	Three Months Ended June 30,
Corporate and Other	2016	2015	% Change
EBIT	$(58.0)	$(57.3)	(1)%
Pension Remeasurement (a)	13.1	(1.5)
Fuel for Growth (b)	2.0
Venezuela (d)	0.2
All Other (e)	0.5	(5.7)
Non-GAAP EBIT	$(42.2)	$(64.5)	35%

	Six Months Ended June 30,
Corporate and Other	2016	2015	% Change
EBIT	$(199.8)	$(139.2)	(44)%
Pension Remeasurement (a)	19.2	(1.5)
Investigation Accrual (c)		12.0
Fuel for Growth (b)	11.1
Venezuela (d)	78.4
All Other (e)	1.3	(2.7)
Non-GAAP EBIT	$(89.8)	$(131.4)	32%

Non-GAAP EBIT and constant dollar EBIT

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
EBIT	$214.4	$229.2	(6)%	$364.5	$514.4	(29)%
Pension Remeasurement (a)	13.1	(1.5)		19.2	(1.5)
Investigation Accrual (c)	—	—		—	12.0
Fuel for Growth (b)	2.0	—		11.1	—
Venezuela (d)	0.2	—		78.4	—
All Other (e)	0.5	(5.7)		1.3	(2.7)
Non-GAAP EBIT	230.2	222.0	4%	474.5	522.2	(9)%
Foreign currency impact	14.9			40.9
Non-GAAP Constant Dollar EBIT	$245.1	$222.0	10%	$515.4	$522.2	(1)%

Non-GAAP diluted EPS

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
GAAP EPS-Diluted	$0.83	$0.80	4%	$1.21	$1.82	(34)%
Pension Remeasurement (a)	0.04			0.06	(0.01)
Investigation Accrual (c)					0.04
Fuel for Growth (b)	0.01			0.05
Venezuela (d)				0.42
All Other (e)		(0.04)		0.01	—
Non-GAAP EPS	$0.88	$0.76	16%	$1.75	$1.85	(5)%

Consolidated Net Debt

	June 30, 2016	December 31, 2015
Short-term borrowings	$3.8	$3.0
Long-Term Debt	3,021.9	2,981.0
Total Debt	3,025.7	2,984.0
Less: Cash and cash equivalents	$1,716.0	$1,701.4
Net debt	$1,309.7	$1,282.6

(a) Pension Remeasurement: When incurred, gains and losses related to the remeasurement of defined benefit pension and post-employment benefit plans are classified as Specified Items and excluded from non-GAAP performance measures. Pension remeasurement reflects changes in the pension assets and liabilities above what was estimated and included in periodic costs. Factors beyond our control such as changes in discount rates, market volatility and mortality assumptions drive the remeasurement amount. The majority of our pension and post-employment plans are frozen, and therefore the benefit provided to such employees is not related to our underlying operations.

(b) Fuel for Growth: The Company approved a plan to implement a business productivity program referred to as “Fuel for Growth,” during the third quarter of 2015, which is anticipated to be implemented over a three-year period. Fuel for Growth is designed to improve operating efficiencies and reduce costs. Fuel for Growth is expected to improve profitability and create additional investments behind brand building and growth initiatives. Fuel for Growth focuses on the optimization of resources within various operating functions and certain third party costs across the business.

(c) Investigation Accrual: An accrual made in connection with the SEC settlement disclosed by the company in July 2015.

(d) Venezuela: Foreign exchange losses and long-lived asset impairment charges in Venezuela.

(e) All Other: Primarily includes restructuring costs in 2016 and a marketable securities gain in 2015.